Exhibit 23.5

CONSENT OF QUALIFIED PERSON

The undersigned, Eric Larochelle, hereby states as follows:

I, Eric Larochelle, assisted with the preparation of the “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska” with an effective date of June 30, 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in NioCorp Developments Ltd.’s Annual Report on Form 10-K for the year ended June 30, 2017 and incorporated by reference in this Registration Statement on Form S-8.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the name of SMH Process Innovation in the Form S-8 concerning the Technical Report.

Date: December 27, 2017	By:	/s/ Eric Larochelle

Name: Eric Larochelle, B. Eng. Title: President, SMH Process Innovation